EXHIBITS 5.1 AND 23.2
OPINION OF DAVIS POLK & WARDWELL LLP
May 30, 2025

Meta Platforms, Inc.
1 Meta Way
Menlo Park, California 94025
Ladies and Gentlemen:

We have acted as special counsel to Meta Platforms, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the filing of the Company’s Post-Effective Amendment on Form S‑8 POS (the “Post-Effective Amendment”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of Class A common stock, $0.000006 par value per share (the “Securities”), issuable pursuant to the Company’s 2025 Equity Incentive Plan (the “2025 Plan”).

On February 13, 2025, the Company’s Board of Directors adopted the 2025 Plan, subject to shareholder approval. At the Company’s annual meeting of shareholders on May 28, 2025, the shareholders approved the 2025 Plan, effective as of such date (the “Effective Date”), providing for the issuance of (i) any reserved Securities not issued or subject to outstanding grants under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) on the Effective Date, plus (ii) Securities that are subject to awards granted under the 2012 Plan that cease to be subject to such award by forfeiture or otherwise after the Effective Date, and plus (iii) Securities that are subject to awards under the 2012 Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award (together, the “Rollover Securities”).We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Rollover Securities have been duly authorized and, when and to the extent issued pursuant to the 2025 Plan upon receipt by the Company of the consideration for the Rollover Securities specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
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Davis Polk & Wardwell LLP